UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 14, 2004

Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, TX		75235-1611
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	(214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

The Company re-employed Herbert D. Kelleher, effective as of July 15, 2004, under a three-year Employment Contract. Mr. Kelleher served as Chairman of the Board, Chief Executive Officer and President until June 19, 2001. Since then, Mr. Kelleher has performed the duties and has the responsibilities given to him by the Board as Chairman, including overseeing the implementation of the Company’s current and long-range business policies and programs. During the term of the Employment Contract, Mr. Kelleher will serve as Chairman of the Board and Chairman of the Executive Committee of the Board for as long as he is a member of the Board. The Employment Contract provides for an annual base salary of $450,000. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $10,000 per month to age 76; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws; and (v) options to purchase a total of 200,000 shares of the Common Stock of the Company at the fair market value of the stock on the date of the grant, such options vesting in equal annual installments during the term of the Employment Contract. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company’s voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher’s unpaid base salary for the remaining term of his Employment Contract plus $750,000.
The Company entered into a three-year Employment Contract with Gary C. Kelly, effective as of July 15, 2004, as Vice Chairman of the Board and Chief Executive Officer. The Employment Contract provides for an annual base salary of $399,722, $411,714, and $424,065 for the years ending July 15, 2005, 2006 and 2007, respectively. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $10,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelly and his spouse; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelly to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws; and (v) Options to purchase a total of 180,000 shares of the Common Stock of the Company at the fair market value of the stock on the date of the grant, such options vesting in equal annual installments during the term of the Employment Contract. The Employment Contract is terminable by Mr. Kelly within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelly so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelly’s unpaid base salary for the remaining term of his Employment Contract plus $750,000.
The Company re-employed Colleen C. Barrett, effective as of July 15, 2004, under a three-year Employment Contract as President of the Company. The Employment Contract provides for an annual base salary of $347,584, $358,012, and $368,752, for the years ending July 15, 2005, 2006 and 2007, respectively. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $10,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Ms. Barrett; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Ms. Barrett to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on her behalf under federal tax laws; and (v) options to purchase a total of 150,000 shares of Common Stock of the Company, such options to vest in equal annual installments during the term of the Employment Contract. The Employment Contract is terminable by Ms. Barrett within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Ms. Barrett so terminates her employment, the Employment Contract provides for a lump sum severance payment equal to Ms. Barrett’s unpaid base salary for the remaining term of her Employment Contract plus $750,000.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co. (Registrant)

October 14, 2004	By:	/s/ Deborah Ackerman

Name: /s/ Deborah Ackerman
Title: Vice President - General Counsel